EXHIBIT 5.1

                              September 23, 1998



SunTrust Banks, Inc.
303 Peachtree Street
Atlanta, Georgia 30308


Ladies and Gentlemen:

     I have acted as counsel for SunTrust Banks, Inc., a Georgia corporation ("SunTrust"), in connection with the preparation of a Registration Statement on Form S-4 (File No. 333-61539) (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the merger (the "Merger") of SMR Corporation (Va.) ("Sub") with and into Crestar Financial Corporation, a Virginia corporation ("Crestar"), as set forth in the Joint Proxy Statement/Prospectus contained in the Registration Statement and in accordance with the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 20, 1998, among SunTrust, Sub and Crestar, attached as Annex A to the Joint Proxy Statement/Prospectus.

     In so acting, I have reviewed the Registration Statement and the Merger Agreement. I also have reviewed such matters of law and examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as I have deemed necessary or appropriate to enable me to render the opinions set forth below. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, I have assumed the same to have been properly given and to be accurate. I also have relied, as to various matters of fact relating to the opinions set forth below, on certificates of public officials and officers of SunTrust and on the accuracy of the factual matters stated in the representations and warranties made by SunTrust in the Merger Agreement.

     Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth below, I am of the opinion that, subject to the approval of the shareholders of SunTrust of the Merger Agreement and the Stock Issuance (as such term is defined in the Joint Proxy Statement/Prospectus), the shares of common stock, $1.00 par value per share, to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

     I am a member of the Bar of the State of Georgia and, accordingly, do not purport to express any opinion herein concerning any law other than the laws of the State of Georgia and the federal law of the United States.

     This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without prior written consent.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus that is included in the Registration Statement.



                                        Very truly yours,



                                        /s/ Raymond D. Fortin
                                        ---------------------
                                            Raymond D. Fortin